UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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CITI TRENDS, INC.
(Name of Registrant as Specified in Its Charter)

Macellum SPV III, LP Macellum Management, LP Macellum Advisors GP, LLC Jonathan Duskin Theresa R. Backes Paul Metcalf Peter R. Sachse Kenneth D. Seipel
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Macellum Advisors, GP, LLC, together with the other participants named herein (collectively, “Macellum”), intend to file a preliminary proxy statement and an accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit proxies for the election of its slate of director nominees at the 2019 annual meeting of stockholders of Citi Trends, Inc., a Delaware corporation (the “Company”).

Item 1: On March 18, 2019, Macellum issued the following press release:

MACELLUM ADVISORS NOMINATES FOUR HIGHLY QUALIFIED DIRECTORS FOR ELECTION AT CITI TRENDS, INC.’S 2019 ANNUAL MEETING OF STOCKHOLDERS

Issues Open Letter to Stockholders Expressing the Need for More Meaningful Change to the Board

NEW YORK, March 18, 2019 – PRNewswire - Macellum SPV III, LP, Macellum Advisors GP, LLC, and certain of their affiliates (collectively, "Macellum"), a large stockholder of Citi Trends, Inc. (NASDAQ: CTRN) (the "Company"), announced today that it has nominated four highly qualified director candidates for election to the Company's Board of Directors (the "Board") at the Company's 2019 Annual Meeting of Stockholders: Theresa R. Backes, Paul Metcalf, Peter R. Sachse and Kenneth D. Seipel. Macellum, who successfully won a proxy contest at the 2017 annual meeting of stockholders which resulted in the appointment of Jonathan Duskin to the Board, also released a letter to the stockholders of the Company outlining the key reasons for why the Board needs to be further reconstituted and expressing its disappointment in the Board’s apparent decision to use stockholder money to defend their seats again.

The full text of the letter can be found below:

March 18, 2019

Dear Fellow Stockholders:

Macellum Advisors GP, LLC, together with its affiliates (collectively, “Macellum” or “we”), is a large, long-term stockholder of Citi Trends, Inc. (“Citi Trends” or the “Company”), beneficially owning approximately 3.8% of the outstanding common stock of the Company. We previously undertook a successful proxy contest at the 2017 annual meeting of stockholders, resulting in the appointment of Jonathan Duskin to the Company’s Board of Directors (the “Board”). Following that election, Mr. Duskin joined the Board with every intention of putting the contest behind us and looking to work collaboratively with the other members of the Board. Unfortunately, as a single director on the Board, little has changed over the past two years — the Company continues to underperform and the Board has failed to deliver value to stockholders. Notwithstanding Mr. Duskin’s considerable efforts to drive change for the past two years, Macellum is deeply concerned by the Board’s lack of urgency in addressing many of the issues facing the Company. Accordingly, two weeks ago, Macellum nominated four highly qualified directors for election at the 2019 annual meeting of stockholders (the “2019 Annual Meeting”): Theresa R. Backes, Paul Metcalf, Peter R. Sachse, and Kenneth D. Seipel. Macellum did not initially disclose its nomination in an effort to work collaboratively with the Board to refresh the Board. However, following yet another quarter of deteriorating results and the apparent unwillingness by the Board to hold themselves accountable, Macellum has been forced to make its intensions known publicly now. Macellum is deeply disappointed that the Company seems prepared to waste stockholder resources on yet another proxy contest rather than reconstitute the Board in a meaningful way.

Citi Trends’ Underperformance

Over a one-year period, Citi Trends’ stock has delivered a negative 27% return to stockholders. This represents an underperformance to the S&P 500 Retailing Index by 28%, the S&P 500 Index by 35%, the Russell 2000 Index by 26% and off-price peers (BURL, ROST, and TJX) by 46%.

Moreover, in the 14 years since the Company went public, the stock is up 36% vs an increase in the S&P 500 of 212%, there has been scant improvement in the stock price from $18.63 in the almost two years since Macellum’s 2017 campaign and no increase in the stock price over the last 10 years. Most recently, there has been a 46% decline in the stock price from the levels the stock achieved just 6 months ago.

Declining Operating Performance

Against the backdrop of the best environment on record for the Company’s core customer, Citi Trends continues to experience poor operating performance. Worst yet, the operating declines appear to be accelerating. We note the following recent results:

•	In fiscal 2018, the Company had no growth in EBIT, despite spending a significant amount in capital expenditures in the last two years. Almost all the gains in earnings per share were related to a decline in the tax rate and lower share count.
•	In Q4 of 2018, the Company experienced a 9% decline in Q4 EBIT.
•	Gross margins are showing a concerning trend dropping 20bps in 2018 on top of 75bps in the prior two years combined, culminating with a 75bp drop in Q4 2018, which appears to have rendered a three year process to roll out a costly planning and allocation system fruitless.
•	The Company experienced an 8% decline in same store sales in Q1 2019 quarter to date.
•	The Company issued Q1 guidance that calls for a 3% drop in same store sales and a 10% decline in earnings (assuming a constant tax rate to last year and an estimate of year ending shares).
•	2019 guidance calls for only 4.5% growth in earnings (assuming a constant tax rate and the completion of the share repurchase).
•	At 3.2x the estimated EBITDA based on guidance, Citi Trends is accorded one of the lowest valuations in the industry. The price-to-earnings multiple has contracted 41% since the Company lost the proxy contest in 2017.

Meaningful Change to the Board is Necessary to Preserve and Restore Stockholder Value

We do not believe the current Board has demonstrated an ability to act quickly and critically despite the Company’s prolonged underperformance. Rather than accept the loss of the 2017 proxy contest as an indictment of their performance and lack of investor confidence in any long term growth strategy, the Board has largely continued with the status quo. We believe this Board is not aligned with stockholders, with some directors serving over a decade and non-executive members owning approximately 0.7% of the outstanding stock while never having made any open market purchases. Given the Company’s dismal performance, we believe more meaningful change must occur at the Board level to turnaround the Company. We have nominated four highly qualified individuals with considerable credibility, decades of valuable and relevant business and financial experience, and a commitment to stockholders’ interests that we believe will allow them to make informed decisions to explore and identify opportunities to unlock value at Citi Trends.

Our nominees are:

Theresa Backes – Ms. Backes has served as the Chief Operating Officer and Managing Director of IPP (Independent Pet Partners), LLC, which operates nearly 150 independent Premium and Natural Pet Wellness Centers across the United States, since August 2017. From November 2015 until August 2017, Ms. Backes served as Chief Operating Officer of Kriser’s Natural Pet, a retailer of natural pet food. Previously, from October 2007 until January 2014, Ms. Backes worked at Francesca’s Holdings Corporation, a U.S. women's specialty value retailer, initially serving as Chief Operating Officer and later becoming President and Chief Operating Officer in January 2013. During the three years Ms. Backes was at Francesca’s Holdings as a public company, revenues grew 152% and the stock was accorded an average price to earnings ratio of 35x. At the time, Francesca’s was known for delivering best in class fashion to their female customer at industry leading inventory turns - something Citi Trends desperately needs help with.

Paul Metcalf – Mr. Metcalf is widely known for his success as Chief Merchandising Officer and Executive Vice President of Burlington Stores, Inc., an off-price department store retailer. During his tenure from April 2012 to March 2015 at Burlington Stores, as both a private and public company, he drove meaningful improvements in sales and profitability and, as a public company, the stock increased 216% during his tenure. From October 2006 to December 2011, Mr. Metcalf served in several executive positions at TJX Companies, Inc., a discount retailer of apparel and home fashions, including Senior Vice President, Chief Merchandising Officer - Women’s Apparel from October 2008 to December 2011, and from October 2006 to October 2009, Mr. Metcalf was the General Merchandise Manager, Men’s Apparel. Mr. Metcalf is currently the owner and principal of BEL Retail Advisors, a business consulting firm that specializes in retail development and strategy, which he founded in May 2015.

Peter Sachse – Mr. Sachse spent 34 years in various positions at Macy’s, Inc., including as the Chief Growth Officer from February 2016 until January 2017, Chief of Innovation and Business Development from February 2015 to February 2016, Chief Stores Officer from February 2012 to February 2015, Chief Marketing Officer from February 2009 to February 2012 (a title which he also held from June 2003 to May 2007), and President of Corporate Marketing from May 2007 to February 2009. In addition, and perhaps most relevant, Mr. Sachse was involved in launching Macy’s successful off-price concept Back Stage. Mr. Sachse also previously served as a director of XO Group Inc., a media and technology company that provides content, tools, products and services for couples who are planning weddings, creating a home, and starting a family, and as a director of Charitybuzz Inc., a for-profit internet company that raises funds for nonprofit organizations through online charity auctions with celebrities and brands.

Ken Seipel – Mr. Seipel is currently the CEO of West Marine Inc., the world’s largest retailer of boating supplies, since January 2019. From March 2013 to March 2017, Mr. Seipel served as Chief Executive Officer of Gabriel Brothers Inc., an off-priced retailer selling designer brands and fashions for up to 70% off department and specialty store prices. During his tenure at Gabriel Brothers, Mr. Seipel conducted a meaningful turnaround of the business which ultimately resulted in a successful sale of the company to another private equity fund at an attractive valuation. From March 2011 until February 2013, Mr. Seipel served as President and Chief Operating Officer of Wet Seal Inc. Prior to that, Mr. Seipel served as the President and Chief Merchandise/Marketing Officer of Pamida Discount Stores LLC, a regional discount chain of department stores with more than 175 locations in the United States, from 2009 until 2011.

We continue to desire to avoid a contested election at the 2019 Annual Meeting and call upon the Board to engage with us in good faith to refresh the Board in a meaningful way. Stockholder resources should not be squandered on another proxy fight. Stockholders sent a message to the Board loud and clear 2 years ago that change was warranted. Given the continued underperformance of this Company – immediate and more meaningful change is needed to preserve and restore value for all stockholders.

Sincerely,

Jonathan Duskin

Macellum Advisors GP, LLC

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Macellum SPV III, LP, a Delaware limited partnership, together with the other participants named herein (collectively, "Macellum"), intends to file a preliminary proxy statement and accompanying White proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of its slate of highly qualified director nominees at the 2019 annual meeting of stockholders of Citi Trends, Inc., a Delaware corporation (the "Company").

MACELLUM STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The "Participants" in the proxy solicitation are Macellum SPV III, LP, a Delaware limited partnership ("Macellum SPV"), Macellum Management, LP, a Delaware limited partnership (“Macellum Management”), Macellum Advisors GP, LLC, a Delaware limited liability company ("Macellum GP"), Jonathan Duskin, Theresa R. Backes, Paul Metcalf, Peter R. Sachse, and Kenneth D. Seipel. As of the date hereof, Macellum GP and its affiliates beneficially own, in the aggregate, 494,019 shares of common stock, $0.01 par value per share, of the Company (the "Common Stock"), including 2,397 shares of restricted stock awarded to Mr. Duskin in his capacity as a director of the Company, which will vest on June 6, 2019, provided Mr. Duskin is a director of the Company at such time, representing approximately 3.8% of the outstanding shares of Common Stock. As of the date hereof, Macellum SPV directly owns 489,010 shares of Common Stock. As of the date hereof, Macellum GP, as the general partner of Macellum SPV, may be deemed to beneficially own the 489,010 shares of Common Stock beneficially owned directly by Macellum SPV. As of the date hereof, Macellum Management, as the investment manager of Macellum SPV, may be deemed to beneficially own the 489,010 shares of Common Stock beneficially owned directly by Macellum SPV. As of the date hereof, Mr. Duskin beneficially owns directly 5,009 shares of Common Stock, including 2,397 shares of restricted stock awarded to him in his capacity as a director of the Company, which will vest on June 6, 2019, provided Mr. Duskin is a director of the Company at such time, and, as the sole member of Macellum GP, may be deemed to beneficially own the 489,010 shares of Common Stock beneficially owned directly by Macellum SPV. As of the date hereof, neither Ms. Backes nor Messrs. Metcalf, Sachse or Seipel beneficially own any shares of the Common Stock.

Investor Contact:

Jonathan Duskin

Macellum Management, LP

(212)-956-3008

Jduskin@macellumcap.com

John Ferguson

Saratoga Proxy Consulting LLC

(212) 257-1311 or (888) 368-0379

Info@saratogaproxy.com